SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                         Peritus Software Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    714006103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 11 Pages
                       Exhibit Index Contained on Page 10

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 714006103                                             13 G                   Page 2 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Matrix Partners IV, L.P. ("Matrix IV")
                     Tax ID Number:    04-3260303
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,087,045  shares,  except  that Matrix  IV MC,  the general  partner of
            BENEFICIALLY                     Matrix IV,  and Humphreys,  a managing  partner of Matrix IV MC,  may be
      OWNED BY EACH REPORTING                deemed to have shared power to vote these shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to item 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,087,045  shares,  except  that  Matrix IV MC, the  general  partner of
                                             Matrix IV,  and  Humphreys,  a managing  partner of Matrix IV MC, may be deemed to have shared power to dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to item 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,087,045
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.275%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 714006103                                             13 G                   Page 3 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Matrix IV Entrepreneurs Fund, L.P. ("Matrix IV EP")
                     Tax ID Number:    04-3293062
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         57,213 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             57,213 shares,  except that Matrix IV MC, the general  partner of Matrix
                                             IV, and Humphreys,  a managing partner of Matrix IV MC, may be deemed to have shared power to dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             57,213 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             57,213 shares,  except that Matrix IV MC, the general  partner of Matrix
                                             IV, and Humphreys,  a managing partner of Matrix IV MC, may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       57,213
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .43%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 714006103                                             13 G                   Page 4 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Matrix IV Management Company, L.P. (Matrix IV MC")
                     Tax ID Number:    04-3260294
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts General Partnership
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,144,258 shares, of which 1,087,045 are directly owned by Matrix IV and
                                             57,213 are directly  owned by Matrix IV EP.  Matrix IV MC is the general partner of Matrix IV and  Matrix IV EP and may be deemed to have  shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,144,258 shares, of which 1,087,045 are directly owned by Matrix IV and
                                             57,213 are directly  owned by Matrix IV EP.  Matrix IV MC is the general partner of Matrix IV and  Matrix IV EP and may be deemed to have  shared power to vote these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                        1,144,258
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                             N/A                     [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.71%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 714006103                                             13 G                   Page 5 of 11 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     W. Michael Humphreys ("Humphreys")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,144,258 shares, of which 1,087,045 are directly owned by Matrix IV and
                                             57,213  are  directly  owned by Matrix IV EP.  Humphreys  is a  managing partner of Matrix IV MC and may be deemed to have  shared  power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,144,258 shares, of which 1,087,045 are directly owned by Matrix IV and
                                             57,213  are  directly  owned by Matrix IV EP.  Humphreys  is a  managing partner of Matrix IV MC and may be deemed to have  shared  power to vote these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,144,258
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.71%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 11 Pages


ITEM 1(A).        NAME OF ISSUER

                  Peritus Software Services, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  304 Concord Road
                  Billerica, MA 01821

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Matrix Partners IV, L.P. ("Matrix IV"), Matrix IV Entrepreneurs Fund, L.P. ("Matrix IV EP"), Matrix IV Management Company, L.P. ("Matrix IV MC") and W. Michael Humphreys ("Humphreys"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  Matrix IV MC is the general partner of Matrix IV and Matrix IV EP, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by Matrix IV and Matrix IV EP. Humphreys is a managing partner of Matrix IV MC, and may be deemed to have indirect beneficial ownership of the shares of issuer directly owned by Matrix IV and Matrix IV EP.

                  Matrix IV MC hereby disclaims beneficial ownership of shares of issuer directly owned by Matrix IV and Matrix IV EP except to the extent of any indirect pecuniary interest therein. Humphreys hereby disclaims beneficial ownership of the shares held by Matrix Partners IV and Matrix IV EP except to the extent of any respective indirect pecuniary interest therein.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Matrix Partners
                  1000 Winter Street, Suite 4500
                  Waltham, MA 02154

ITEM 2(C)         CITIZENSHIP

                  Matrix IV is a Delaware limited partnership, Matrix IV EP is a Deleware limited partnership, Matrix IV MC is a Deleware limited partnership, and Humphreys is a United States citizen.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 714006103

                                                              Page 7 of 11 Pages

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

            (a)      Amount beneficially owned:

                     See Row 9 of cover page for each Reporting Person.

            (b)      Percent of Class:

                     See Row 11 of cover page for each Reporting Person.

            (c)      Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                 (ii)   Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                 (iii)  Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                 (iv)   Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Under certain circumstances set forth in the limited partnership agreements of Matrix IV, Matrix IV EP and Matrix IV MC, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

                                                              Page 8 of 11 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable

                                                              Page 9 of 11 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998


                             MATRIX PARTNERS IV, L.P.

                             By: Matrix IV Management Company, L.P., its
                                 general partner


                             By:    /s/ W. Michael Humphreys
                                    ---------------------------------------
                                    W.   Michael Humphreys, General Partner

                             MATRIX IV ENTREPENEURS FUND, L.P.

                             By: Matrix IV Management Company, L.P., its
                                 general partner


                             By:    /s/ W. Michael Humphreys
                                    ---------------------------------------
                                    W.   Michael Humphreys, General Partner


                             MATRIX IV MANAGEMENT COMPANY, L.P.


                             By:    /s/ W. Michael Humphreys
                                    ---------------------------------------
                                    W. Michael Humphreys, Managing Partner


                               /s/ W. Michael Humphreys
                               --------------------------------------------
                               W. MICHAEL HUMPHREYS

                                                             Page 10 of 11 Pages

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                 Page 11

                                                             Page 11 of 11 Pages

                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Peritus Software Services, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 6th day of February, 1998.

                             MATRIX PARTNERS IV, L.P.

                             By: Matrix IV Management Company, L.P., its
                                 general partner


                             By:    /s/ W. Michael Humphreys
                                    ------------------------------------
                                    W. Michael Humphreys, General Partner


                             MATRIX IV ENTREPENEURS FUND, L.P.

                             By: Matrix IV Management Company, L.P.,  its
                                 general partner


                             By:    /s/ W. Michael Humphreys
                                    ------------------------------------
                                    W. Michael Humphreys, General Partner


                             MATRIX IV MANAGEMENT COMPANY, L.P.


                             By:    /s/ W. Michael Humphreys
                                    ------------------------------------
                                    W. Michael Humphreys, Managing Partner



                               /s/ W. Michael Humphreys
                               -----------------------------------------
                               W. MICHAEL HUMPHREYS